CLOSED-END FUND SERVICES AGREEMENT


                           - FUND ADMINISTRATION SERVICES

                           - FUND ACCOUNTING SERVICES


















                     FIRST TRUST ACTIVE DIVIDEND INCOME FUND

                               SEPTEMBER 20, 2007


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                             FUND SERVICES AGREEMENT


                                TABLE OF CONTENTS

SECTION                                                                   PAGE

1.      Appointment................................................       1

2.      Representations and Warranties.............................       1

3.      Delivery of Documents......................................       3

4.      Services Provided..........................................       4

5.      Fees and Expenses..........................................       5

6.      Standard of Care; Liability................................       7

7.      Term.......................................................       10

8.      Notices....................................................       11

9.      Waiver.....................................................       12

10.     Force Majeure and Disaster Recovery........................       12

11.     Amendments.................................................       13

12.     Severability...............................................       13

13.     Governing Law..............................................       14

14.     Confidentiality............................................       14

15.     Obligations of the Fund....................................       16

16.     Reports to Fund by Independent Public Accountants..........       16

17.     Compliance.................................................       16

18.     No Agency..................................................       16

19.     Certifications.............................................       16




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                             FUND SERVICES AGREEMENT



                          TABLE OF CONTENTS (CONTINUED)


Signatures.........................................................       15


                                                                          PAGE

Schedule A  --  Fees and Expenses..................................       A-1

Schedule B  --  General Description of Fund Administration
                    and Compliance Services........................       B-1

Schedule C  --  Description of Fund Accounting Services............       C-1


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                             FUND SERVICES AGREEMENT


     AGREEMENT made as of September 20, 2007 by and between First Trust Active Dividend Income Fund (the "Fund"), a Massachusetts business trust and J.P. Morgan Investor Services Co. ("J.P. Morgan"), a Delaware corporation.

                              W I T N E S S E T H:

          WHEREAS, the Fund is registered as a closed-end management investment company under the Investment Company Act of 1940, as amended (the "1940 Act"); and

          WHEREAS, the Fund wishes to contract with J.P. Morgan to provide certain services with respect to the Fund; NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, it is agreed between the parties hereto as follows:

     1. APPOINTMENT. The Fund hereby appoints J.P. Morgan to provide services for the Fund, as described hereinafter, subject to the supervision of the Board of Trustees of the Fund (the "Board"), for the period and on the terms set forth in this Agreement. J.P. Morgan accepts such appointment and agrees to furnish the services herein set forth in return for the compensation as provided in
Section 5 of and Schedule A to this Agreement.

     2. REPRESENTATIONS AND WARRANTIES.

          (a) J.P. Morgan represents and warrants to the Fund that:

              (i) J.P. Morgan is a corporation, duly organized and existing under the laws of the State of Delaware;

              (ii) J.P. Morgan is duly qualified to carry on its business in the Commonwealth of Massachusetts;

              (iii) J.P. Morgan is empowered under applicable laws and by its Certificate of Incorporation and By-Laws to enter into and perform this Agreement;

              (iv) all requisite corporate proceedings have been taken to authorize J.P. Morgan to enter into and perform this Agreement;

              (v) J.P. Morgan has, and will continue to have, access to the facilities, personnel and equipment required to fully perform its duties and obligations hereunder;


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              (vi) no legal or  administrative  proceedings have been instituted or threatened which would impair J.P.Norgan's ability to perform its duties and obligations under this Agreement;

              (vii) J.P. Morgan's entrance into this Agreement shall not cause a material breach or be in material conflict with any other agreement or obligation of J.P. Morgan or any law or regulation applicable to J.P. Morgan;

              (viii) J.P. Morgan will enter into and maintain in effect with appropriate parties from time to time business continuation and disaster recovery procedures with respect to its services under this Agreement , subject to Section 10 of this Agreement;

              (ix) J.P. Morgan will comply with all policies and procedures of the Fund, and with any requirements set forth in the registration statement of the Fund and operate in accordance with the Fund's compliance procedures, to the extent applicable to the services provided by J.P. Morgan pursuant to this Agreement;

              (x) J.P. Morgan undertakes to comply with all applicable requirements of the Securities Act of 1933,as amended, the Securities Exchange Act of 1934, as amended and the 1940 Act, and any laws, rules and regulations of governmental authorities having jurisdiction with respect to the duties to be performed by J.P. Morgan hereunder; and

              (xi) assuming execution and delivery of this Agreement by the Fund, this Agreement is J.P. Morgan's legal, valid and binding obligation, enforceable in accordance with its terms.

          (b) The Fund represents and warrants to J.P. Morgan that:

              (i) the Fund is a Massachusetts business trust, duly organized and existing and in good standing under the laws of Massachusetts;

              (ii) the Fund is empowered under applicable laws and by its Declaration of Trust and By-Laws to enter into and perform this Agreement;

              (iii) all requisite proceedings have been taken to authorize the Fund to enter into and perform this Agreement;

              (iv) the Fund is registered as an investment company under the 1940 Act;

              (v)  a  registration   statement  on  Form  N-2  filed  under  the
Securities  Act of 1933, as amended ("1933 Act") and the 1940 Act has been filed

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with the  Securities and Exchange  Commission  ("SEC") and will be effective and will remain effective as required by law, and all necessary filings under the laws of the states will have been made and will be current during the term of this Agreement;

              (vi) no legal or administrative proceedings have been instituted or threatened which would impair the Fund's ability to perform its duties and obligations under this Agreement;

              (vii) the Fund's registration statement complies in all material respects with the 1933 Act and the 1940 Act (including the rules and regulations thereunder) and the Fund's prospectus and statement of additional information do not contain any untrue statement of material fact or omit to state a material fact necessary to make the statements therein not misleading; provided, however, that this representation and warranty does not eliminate any obligations of J.P. Morgan to comply with the applicable laws as they relate to information provided by J.P. Morgan that is included in the Fund's prospectus and/or statement of additional information.

              (viii) the Fund's entrance into this Agreement shall not cause a material breach or be in material conflict with any other applicable agreement to which the Fund is bound.

     3. DELIVERY OF DOCUMENTS. The Fund or its agent will promptly furnish to J.P. Morgan such copies, properly certified or authenticated, of contracts, documents and other related information that J.P. Morgan may reasonably request or requires to properly discharge its duties hereunder. Such documents may include but are not limited to the following:

          (a) Resolutions of the Board authorizing the appointment of J.P. Morgan to provide certain services to the Fund and approving this Agreement;

          (b) The Fund's Declaration of Trust;

          (c) The Fund's By-Laws;

          (d) The Fund's Notification of Registration on Form N-8A under the 1940 Act as filed with the SEC;

          (e) The Fund's registration statement including exhibits, as amended, on Form N-2 (the "Registration Statement") under the 1933 Act and the 1940 Act, as filed with the SEC;

          (f) Copies of the Investment Advisory Agreement between the Fund and its investment adviser (the "Advisory Agreement");


                                      -3-
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          (g) Auditors' reports;

          (h) The Fund's prospectus and statement of additional information and all amendments and supplements thereto (such prospectus and statement of additional information and supplements thereto, as presently in effect and as from time to time hereafter amended and supplemented, herein called the "Prospectuses"); and

          (i) Such other relevant agreements as the Fund may enter into from time to time such as securities lending agreements, futures and commodities account agreements, brokerage agreements and options agreements necessary for J.P. Morgan to fulfill its obligations under this Agreement.

     4. SERVICES PROVIDED.

          (a) J.P. Morgan will provide the following services subject to the control, direction and supervision of the Board and in compliance with the objectives, policies and limitations set forth in the Fund's Registration Statement, Declaration of Trust and By-Laws; applicable laws and regulations; and all resolutions, codes, policies and procedures implemented by the Board, of which J.P. Morgan has been notified by the Fund:

              (i)  Fund Administration; and

              (ii) Fund Accounting.

A detailed description of the above services is contained in Schedules B and C to this Agreement. (b) J.P. Morgan will also:

              (i) provide office facilities with respect to the provision of the services contemplated herein (which may be in the offices of J.P. Morgan or a corporate affiliate of J.P. Morgan);

              (ii)  provide  or  otherwise  obtain   personnel   sufficient  for
provision of the services contemplated herein;

              (iii) furnish equipment and other materials, which are necessary for provision of the services contemplated herein; and

              (iv) keep records relating to the services provided hereunder in such form and manner as J.P. Morgan may deem appropriate or advisable, as required by the 1940 Act and the rules thereunder and any other applicable law.


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To the extent  required by Section 31 of the 1940 Act and the rules  thereunder,
J.P. Morgan agrees that all such records prepared or maintained by J.P. Morgan relating to the services provided hereunder are the property of the Fund and will be preserved for the periods prescribed under Rule 31a-2 under the 1940 Act, maintained, and made available in accordance with such Section and rules. In addition, J.P. Morgan agrees to make such books and records available for inspection by the Fund or by regulatory authorities such as the SEC at reasonable times and otherwise to keep confidential all books and records and other information relative to the Fund and its shareholders as provided in
Section 14(b) of this Agreement. Upon reasonable notice by the Fund, J.P. Morgan will provide copies of Fund documents and reasonable access to its premises for valid Fund purposes, including requests for access by the Fund's auditors. J.P. Morgan shall promptly, upon reasonable notice by the Fund, turn over to the Fund and cease to retain the Fund's files, records and documents created and maintained by J.P. Morgan pursuant to this Agreement.

     5. FEES AND EXPENSES.

          (a) As compensation for the services rendered to the Fund pursuant to this Agreement the Fund shall pay J.P. Morgan monthly fees determined as set forth in Schedule A to this Agreement. Such fees are to be billed monthly and shall be due and payable thirty (30) days after receipt of the invoice. Upon any termination of the provision of services under this Agreement before the end of any month, the fee for the part of the month before such termination shall be prorated according to the proportion which such part bears to the full monthly period and shall be payable upon the date of such termination.

          (b) For the purpose of determining fees calculated as a function of the Fund's assets, the value of the Fund's assets shall be computed as required by its Prospectus, generally accepted accounting principles, and resolutions of the Board.

          (c) The Fund may request additional services, additional processing, or special reports, with such specifications and requirements documentation as may be reasonably required by J.P. Morgan. In addition, significant regulatory and legal changes and changes in the Fund's status may necessitate additional services, processing or reports. In either instance, if the parties hereto agree that J.P. Morgan will provide such services or arrange for their provision, J.P. Morgan shall be entitled to additional fees and expenses as mutually agreed by the parties hereto.

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          (d) J.P.  Morgan  will bear its own  expenses in  connection  with the performance of the services under this Agreement except as provided herein or as agreed to by the parties. The Fund agrees to promptly reimburse J.P. Morgan for any services, equipment or supplies ordered by or for the Fund through J.P. Morgan at the Fund's request and for any other commercially reasonable expenses that J.P. Morgan may incur on the Fund's behalf at the Fund's request or as consented to by the Fund in advance in writing. In addition, at the Fund's request J.P., Morgan may utilize one or more independent pricing services designated by the Fund to obtain securities prices and to act as backup to the primary pricing services designated by the Fund, in connection with determining the net asset value of the Fund. The Fund will reimburse J.P. Morgan for the Fund's share of the cost of such services based upon the actual usage, or a pro rata estimate of the use, of the services for the benefit of the Fund. With respect to the foregoing, J.P. Morgan shall provide, upon request by the Fund, original invoices, calculations related to the Fund's share of the cost and other reasonable items requested by the Fund.

          (e) All fees, out-of-pocket expenses, or additional charges of J.P. Morgan shall be billed on a monthly basis and shall be due and payable within thirty (30) days of receipt of the invoice unless disputed by the Fund.

          (f) J.P. Morgan will render, after the close of each month in which services have been furnished, a statement reflecting all of the charges for such month. Undisputed charges remaining unpaid after thirty (30) days of the receipt of an invoice with respect to such charges shall bear interest in finance charges equivalent to, in the aggregate, the Prime Rate plus two percent per year and all costs and expenses of effecting collection of any such sums, including reasonable attorney's fees, shall be paid by the Fund to J.P. Morgan unless such delay in payment is attributable to J.P. Morgan or its affiliates, in which case no interest shall be charged and no collection costs shall be paid by the Fund.

          (g) In the event that the Fund is more than sixty (60) days delinquent in its payments of monthly billings due and payable in connection with this Agreement (with the exception of specific amounts which may be contested in good faith by the Fund), this Agreement may be terminated upon sixty (60) days' written notice to the Fund by J.P. Morgan, provided, however, that the Fund shall have sixty (60) days from the date of such notice to cure such delinquent payment. Disputed amounts are not due and payable while they are being


                                      -6-
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investigated.  With respect to disputed amounts, the methodology  underlying the calculation of such amounts invoiced to the Fund by J.P. Morgan shall be presented to the Fund upon its request.

     6. STANDARD OF CARE; LIABILITY.

          (a) J.P. Morgan will use reasonable care in performing its obligations under this Agreement. J.P. Morgan will not be in violation of this Agreement with respect to any matter as to which it has satisfied its obligation of reasonable care.

          (b) J.P. Morgan agrees to defend, indemnify and hold the Fund and its officers, directors and employees harmless from any and all taxes, charges, expenses, assessments, claims and liabilities (including, without limitation, reasonable attorneys' fees and disbursements and liabilities arising under the Securities Laws and any state and foreign securities and blue sky laws) ("Claims") arising directly from the negligence, bad faith or willful misfeasance of J.P. Morgan in the performance of its duties hereunder. Nevertheless, under no circumstances will J.P. Morgan be liable for any indirect, incidental, consequential or special damages (including, without limitation, lost profits) of any form incurred by any person or entity, whether or not foreseeable and regardless of the type of action in which such a claim may be brought, with respect to J.P. Morgan's performance under this Agreement or J.P. Morgan's role as fund accountant or administrator.

          (c) The Fund will indemnify J.P. Morgan, and its directors, officers, employees and agents ("Indemnitees") against, and hold them harmless from, any liabilities, losses, claims, costs, damages, penalties, fines, obligations, or expenses of any kind whatsoever (including, without limitation, reasonable attorneys', accountants', consultants or experts' fees or disbursements ("Liabilities")) that may be imposed on, incurred by or asserted against any of Indemnitees in connection with or arising out of J.P. Morgan's performance under this Agreement, provided Indemnitees have not acted with negligence or bad faith or engaged in fraud or willful misconduct in connection with the Liabilities in question, including but not limited to those arising out of or attributable to:

              (i) any and all actions of the Indemnitees required to be taken pursuant to this Agreement;

              (ii) the reliance on or use by the Indemnitees of information, records, or documents which are received by the Indemnitees and furnished to it


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or them by or on behalf of the Fund (other than by  employees  of J.P.  Morgan), and which have been prepared or maintained by the Fund or any third party on behalf of the Fund;

              (iii) the Fund's refusal or failure to comply with the terms of this Agreement or the Fund's lack of good faith, or its actions, or lack thereof, involving negligence or willful misfeasance;

              (iv) the breach of any material representation or warranty of the Fund hereunder;

              (v) following any instructions or other directions reasonably believed to be requests of the Fund or otherwise duly authorized other than by employees of J.P. Morgan and upon which J.P. Morgan is authorized to rely pursuant to the terms of this Agreement;

              (vi) the recognition and processing by J.P. Morgan of any share certificates which are reasonably believed to bear the proper signatures of the officers of the Fund and the proper countersignature of any transfer agent or registrar of the Fund;

              (vii) any delays, inaccuracies, errors in or omissions from information or data provided to J.P. Morgan by the Fund, its investment advisers, and/or subadvisers, data services, corporate action services, pricing services or securities brokers and dealers unless such delays, inaccuracies, errors or omissions are the result of any action or inaction by the Indemnitees;

              (viii) the offer or sale of shares by the Fund in violation of any requirement under the Federal securities laws or regulations or the securities laws or regulations of any state, or in violation of any stop order or other determination or ruling by any Federal agency or any state agency with respect to the offer or sale of such shares in such state (1) resulting from activities, actions, or omissions by the Fund or its service providers (other than J.P. Morgan) and agents, or (2) existing or arising out of activities, actions or omissions by or on behalf of the Fund prior to the effective date of this Agreement;

              (ix) any failure of the Fund's registration statement to materially comply with the 1933 Act and the 1940 Act (including the rules and regulations thereunder) and any other applicable laws, or any untrue statement of a material fact or omission of a material fact necessary to make any statement therein not misleading in a Fund's prospectus; provided that, this obligation to indemnify shall not apply if such statement or omission or alleged statement or omission was made in reliance upon and in conformity with information furnished by J.P. Morgan;

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              (x) the actions taken by the Fund, its investment  adviser and its distributor in compliance with applicable securities, tax, commodities and other laws, rules and regulations, or the failure to so comply; and

              (xi) all actions, inactions, omissions, or errors caused by third parties to whom the Fund or the Indemnitees have assigned any rights and/or delegated any duties under this Agreement at the request of or as required by the Fund, its investment advisers, distributor, administrator or sponsor.

          (d) In performing its services hereunder, J.P. Morgan shall be entitled to rely on any oral or written instructions, notices or other communications, including electronic transmissions, from the Fund and its custodians, officers and directors, investment advisers and sub-advisers, investors, agents and other service providers which J.P. Morgan reasonably believes to be genuine, valid and authorized. J.P. Morgan shall also be entitled to consult with and rely on the advice and opinions of outside legal counsel and public accountants retained by the Fund, as necessary or appropriate.

          (e) The indemnifying party shall have the option to defend the indemnified party against any claim which may be the subject of this indemnification, and in the event that the indemnifying party so elects, it will so notify the indemnified party, and thereupon the indemnifying party shall take over complete defense of the claim. In the event the indemnifying party elects to assume the control of the defense of the claim, the indemnified party may participate in such proceeding and retain additional counsel but shall bear all fees and expenses of such retention of such counsel, unless (i) the indemnifying party shall have specifically authorized the retention of such counsel, or (ii) if the indemnifying party and the indemnified party agree that the retention of such counsel is required as a result of a conflict of interest. In the event the indemnifying party assumes control of any proceeding, the indemnifying party shall keep the indemnified party notified of the progress of such proceeding and, upon request, consult with the indemnified party and counsel. The indemnifying party will, upon request by the indemnified party, either pay in the first instance or reimburse the indemnified party for any expense subject to indemnity hereunder. The indemnifying party shall not settle or compromise any proceeding without the prior written consent of the indemnified party unless (i) such settlement or compromise involves no admission of guilt, wrongdoing, or


                                      -9-
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misconduct by the indemnified party, (ii) such settlement or compromise does not impose any obligations or restrictions on the indemnified party other than obligations to pay money that are subject to indemnity under this Agreement and
(iii) the indemnifying party shall have paid or made arrangements satisfactory to the indemnified party for payment of amounts payable by the indemnified party in connection with such settlement. The indemnified party shall in no case confess any claim or make any compromise in any case which the indemnifying party will be asked to indemnify the indemnified party except with indemnifying party's prior written consent. The indemnified party shall be entitled to rely on and may act upon advice of counsel (who may be counsel for indemnifying party) on all matters, and shall be without liability for any action reasonably taken or omitted pursuant to such advice. It is understood and agreed that when the indemnified party is J.P. Morgan, this section (e) shall not apply to any claims that affect other customers of J.P. Morgan.


     7. TERM.

          (a) This Agreement shall be effective on the date first written above and shall continue until June 12, 2008 (the "Initial Term"). Upon the expiration of the Initial Term, this Agreement shall automatically renew for successive terms of one (1) year ("Renewal Terms") each, unless the Fund or J.P. Morgan provides written notice to the other of its intent not to renew. Such notice must be received not less than 90 days prior to the expiration of the Initial Term or the then current Renewal Term.

          (b) Notwithstanding Section 7.1(a):

              (i) Either party may terminate this Agreement immediately on written notice to the other party in the event that a material breach of this Agreement by the other party has not been cured within thirty (30) days of that party being given written notice of the material breach;

              (ii) Either party may terminate this Agreement immediately on written notice to the other party upon the other party being declared bankrupt, entering into a composition with creditors, obtaining a suspension of payment, being put under court controlled management or being the subject of a similar measure;


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


              (iii) Upon the Fund's notice to J.P. Morgan of (a) the Fund's liquidation and termination, (b) Fund's filing of Form N-8F with the Securities and Exchange Commission to apply for deregistration as an investment company or (c) the Fund's reorganization, either party may terminate this Agreement immediately on written notice to the other party, or on such date as may be specified in such written notice; and

              (iv)  The Fund may terminate this Agreement at any time on sixty
                    (60) days' written notice to J.P. Morgan upon payment of a termination fee. The termination fee will be an amount equal to six (6) times the average monthly fees paid during the six month period prior to the Fund's notice of termination, or since the date J.P. Morgan commenced providing services under this Agreement if that period is less than six months. For the avoidance of any doubt, the Fund shall not be obligated to pay any termination fee if it does not renew this Agreement under Section 7.1(a) or terminates this Agreement under Section 7.1(b)(i), (ii) or (iii).


     8. NOTICES. Any notice required or permitted hereunder shall be in writing and shall be deemed effective on the date of personal delivery (by private messenger, courier service or otherwise) or upon confirmed receipt of telex or facsimile, whichever occurs first, or upon receipt if by mail to the parties at the following address (or such other address as a party may specify by notice to the other):

                         If to the Fund:

                                  First Trust Active Dividend Income Fund
                                  1001 Warrenville Road, Suite 300
                                  Lisle, IL 60532
                                  Attention:  General Counsel
                                  Fax:  630-241-8650
                                  Confirm:  630-241-8798


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                         If to J.P. Morgan:

                                  J.P. Morgan Investor Services Co. 73 Tremont
                                  Street Boston, MA 02108 Attention: Legal
                                  Department Fax: 617-557-8616


     9. WAIVER. The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver nor shall it deprive such party of the right thereafter to insist upon strict adherence to that term or any term of this Agreement. Any waiver must be in writing signed by the waiving party.

     10. FORCE MAJEURE AND DISASTER RECOVERY. (a) J.P. Morgan will maintain and update from time to time business continuation and disaster recovery procedures with respect to its fund administration and accounting business that it reasonably determines from time to time meet reasonable commercial standards. J.P. Morgan will have no liability, however, for any damage, loss, expense or liability of any nature that the Fund may suffer or incur, caused by an act of God, fire, flood, civil or labor disturbance, war, terrorism, act of any governmental authority or other act or threat of any authority (de jure or de facto), legal constraint, fraud or forgery (except where such fraud or forgery is attributable to J.P. Morgan, its agents or their employees), malfunction of equipment or software (except where such malfunction is primarily attributable to J.P. Morgan's negligence or willful misconduct in maintaining the equipment or software), failure of or the effect of rules or operations of any external funds transfer system, inability to obtain or interruption of external communications facilities, or any cause beyond the reasonable control of J.P. Morgan (including, without limitation, the non-availability of an appropriate foreign exchange). J.P. Morgan shall endeavor to promptly notify the Fund when it becomes aware of any situation outlined above, but it shall not be liable for failure to do so.

          (b) In the event of a failure or a delay, J.P. Morgan (i) shall not discriminate against the Fund in making computer time and personnel available to input or process the transactions contemplated by this Agreement, and (ii) shall use its best efforts to ameliorate the effects of any such failure or delay. Each such event hereinbefore described is a "Force Majeure"). If, as a result of a Force Majeure, J.P. Morgan is rendered unable, in whole or in part, to carry out its obligations under this Agreement (including, without limitation, the payment of money) then the obligations of J.P. Morgan, so far as and to the extent that the obligations are affected by such Force Majeure, shall be suspended during the continuation of any inability so caused. J.P. Morgan shall use reasonable efforts to resume service and mitigate loss to the Fund through implementation of its disaster recovery and business continuation plan. J.P. Morgan shall, as soon as reasonably practicable, notify the Fund of a Force Majeure that may affect services provided to the Fund under this Agreement.

          (c) Whenever a Force Majeure causes J.P. Morgan to allocate limited resources between or among J.P. Morgan's customers, the Fund shall receive no less priority treatment than is accorded to other similarly situated customers of J.P. Morgan, with respect to such allocation.

     11. AMENDMENTS. This Agreement may be modified or amended from time to time by mutual written agreement between the parties. No provision of this Agreement may be changed, discharged, or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, discharge or termination is sought.

     12. SEVERABILITY. If any provision of this Agreement is invalid or unenforceable, the balance of the Agreement shall remain in effect, and if any provision is inapplicable to any person or circumstance it shall nevertheless remain applicable to all other persons and circumstances.

     13. GOVERNING LAW. This Agreement will be construed, regulated and administered under the laws of the U.S. (including the applicable provisions of the 1940 Act and rules thereunder) or State of New York, as applicable, without regard to New York's principles regarding conflict of laws. To the extent that the laws of the State of New York or the U.S. (other than the 1940 Act and rules thereunder), as applicable, or any of the provisions herein, conflict with the applicable provisions of the 1940 Act or rules thereunder, the latter shall control. The U.S. District Court for the Southern District of New York will have the sole and exclusive jurisdiction over any lawsuit or other judicial proceeding relating to or arising from this Agreement. If that court lacks federal subject matter jurisdiction, the Supreme Court of the State of New York, New York County will have sole and exclusive jurisdiction. Either of these courts will have the proper venue for any such lawsuit or judicial proceeding, and the parties waive any objection to venue or their convenience as a forum.

The parties agree to submit to the jurisdiction of any of the courts specified and to accept service of process to vest personal jurisdiction over them in any of these courts. The parties further hereby knowingly, voluntarily and intentionally waive (to the fullest extent permitted by any applicable statute, treaty, rule, regulation or common law and any applicable decree, injunction, judgment, order, formal interpretation or ruling caused by a court or government entity), any right to a trial by jury with respect to any such lawsuit or judicial proceeding arising or relating to this Agreement or the transactions contemplated hereby.

     14. CONFIDENTIALITY. (a) Each party shall keep confidential any information relating to the other party's business ("Confidential Information"). Confidential Information shall include (i) any data or information that is competitively sensitive material, and not generally known to the public, including, but not limited to, information about product plans, marketing strategies, finances, operations, customer relationships, customer profiles, customer lists, sales estimates, business plans, and internal performance results relating to the past, present or future business activities of the Fund or J.P. Morgan and their respective subsidiaries and affiliated companies; (ii) any scientific or technical information, design, process, procedure, formula, or improvement that is commercially valuable and secret in the sense that its confidentiality affords the Fund or J.P. Morgan a competitive advantage over its competitors; (iii) all confidential or proprietary concepts, documentation, reports, data, specifications, computer software, source code, object code, flow charts, databases, inventions, know-how, and trade secrets, whether or not patentable or copyrightable; and (iv) anything designated as confidential.

          (b) Notwithstanding the foregoing, information shall not be Confidential Information and shall not be subject to such confidentiality obligations if: (i) it is necessary for J.P. Morgan to release such information in connection with the provision of services under this Agreement; (ii) it is already known to the receiving party at the time it is obtained; (iii) it is or becomes publicly known or available through no wrongful act of the receiving party; (iv) it is rightfully received from a third party who, to the best of the receiving party's knowledge, is not under a duty of confidentiality; (v) it is released by the protected party to a third party without restriction; (vi) it is requested or required to be disclosed by the receiving party pursuant to a court order, subpoena, governmental or regulatory agency request or law (provided the receiving party will provide the other party written notice of the same, to the extent such notice is permitted); (vii) it is relevant to the defense of any claim or cause of action asserted against the receiving party; (viii) it has been or is independently developed or obtained by the receiving party; or (ix) it is necessary for J.P. Morgan to release such information to J.P. Morgan's internal or external accountants or legal counsel who are subject to a duty of confidentiality.

          (c) J.P. Morgan acknowledges and agrees that in connection with its services under this Agreement it receives non-public confidential portfolio holdings information ("Portfolio Information") with respect to the Fund. J.P. Morgan agrees that, subject to the foregoing provisions of and the exceptions set forth in this Section 14 (other than the exception set forth above in subsection (b)(i) of this Section 14, which exception shall not be applicable to the Fund's Portfolio Information), J.P. Morgan will keep confidential the Fund's Portfolio Information and will not disclose the Fund's Portfolio Information other than pursuant to a written certification or instructions from the Fund; provided that without the need for such a written certification or instructions and notwithstanding any other provision of this Section 14 to the contrary, the Fund's Portfolio Information may be disclosed to the Fund's custodian, any third party pricing services, securities depositories, securities exchanges, or affiliates of J.P. Morgan (meaning entities that control, are controlled by, or under common control with J.P. Morgan), in each case, to the extent necessary in connection with the provision of services under this Agreement and which shall be subject to a duty of confidentiality with respect to such Portfolio Information.

     15. OBLIGATIONS OF THE FUND. It is expressly acknowledged and agreed that the obligations of the Fund hereunder shall not be binding upon any of the shareholders, Trustees, officers, employees or agents of the Fund personally, but shall bind only the assets and property of the Fund as provided in the Fund's Declaration of Trust. The execution and delivery of this Agreement have been authorized by the Trustees of the Fund and signed by an officer of such Fund, acting as such, and neither such authorization by such Trustees nor such execution and delivery by such officer shall be deemed to have been made by any of them individually or to impose any liability on any of them personally, but shall bind only the assets and property of the Fund as provided in the Fund's Declaration of Trust.

     16. REPORTS TO FUND BY INDEPENDENT PUBLIC ACCOUNTANTS. J.P. Morgan shall provide to the Fund, at such times as the Fund may reasonably require, which shall be at least annually, reports by independent public accountants on the accounting system and internal accounting controls relating to the services provided by J.P. Morgan under this Agreement. Such reports shall be of sufficient scope and in sufficient detail to provide reasonable assurance that any material inadequacies would be disclosed by such examination and, if there are no such inadequacies, the reports shall so state.

     17. COMPLIANCE. (a) J.P. Morgan represents that it has implemented policies and procedures to ensure adequate training and supervision of employees and vendor management.

          (b)  J.P.   Morgan   agrees  to  provide  at  the  Fund's   request  a
certification as to its knowledge concerning information, controls and procedures related to the Fund's financial reports and compliance with Sarbanes-Oxley Act requirements.

     18. NO AGENCY. It is hereby acknowledged and agreed that J.P. Morgan is acting in its capacity as an independent contractor for all purposes under this Agreement rather than as an agent of the Fund, and, other than as specified above, shall have no authority to act on behalf of the Fund.

     19. CERTIFICATIONS. From time to time as requested by the Fund, J.P. Morgan shall provide to the Fund such certifications and sub-certifications with respect to compliance policies and procedures under Rule 38a-1 under the 1940 Act and such other matters that may be reasonably requested by the Fund or the Fund's Chief Compliance Officer from time to time. In addition, J.P. Morgan will, from time to time, provide a written assessment of its compliance program in conformity with current industry standards that is reasonably acceptable to the Fund to enable the Fund to fulfill its obligations under Rule 38a-1 of the 1940 Act.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their officers designated below as of the date first written above.


                   FIRST TRUST ACTIVE DIVIDEND INCOME FUND

                      By:
                           ---------------------------------------
                      Name:
                             -------------------------------------
                      Title:
                              ------------------------------------


                   J.P. MORGAN INVESTOR SERVICES CO.

                      By:
                           ---------------------------------------
                      Name:
                             -------------------------------------
                      Title:
                              ------------------------------------

                             FUND SERVICES AGREEMENT

                                   SCHEDULE A
                                FEES AND EXPENSES

                     FUND ACCOUNTING AND ADMINISTRATION FEES

FUND ACCOUNTING CORE SERVICE FEES
-------------------------------------------------- ----------------------------------------------
PRODUCT                                            ANNUAL FEE
-------------------------------------------------- ----------------------------------------------
-------------------------------------------------- ----------------------------------------------

PER FUND CHARGE                                      Calculated monthly based on average daily
                                                     net assets

    First $50 million                                6 bp

    Next $50 million                                 3 bp

    Over $100 million                                1.5 bp

-------------------------------------------------- ----------------------------------------------







FUND ADMINISTRATION CORE SERVICE FEES
-------------------------------------------------- ----------------------------------------------
PRODUCT                                            FEE
-------------------------------------------------- ----------------------------------------------
-------------------------------------------------- ----------------------------------------------

PER FUND CHARGE                                    ANNUAL FEE

    Treasury and Compliance                          $15,000 per fund

    Tax                                              $10,000 per fund
-------------------------------------------------- ----------------------------------------------




FUND REGULATORY CORE SERVICE FEES
-------------------------------------------------- ----------------------------------------------
PRODUCT                                            FEE
-------------------------------------------------- ----------------------------------------------
-------------------------------------------------- ----------------------------------------------

BOARD OF TRUSTEES / DIRECTORS                      ANNUAL FEE

     4 meetings per year                             1 Fund - $60,000*

-------------------------------------------------- ----------------------------------------------




________________________________

*This amount is based on the fee schedule set forth below which sets forth, based on the number of funds advised by First Trust Advisors L.P. entering into Closed-End Fund Services Agreements with J.P. Morgan, the aggregate fees to be charged for providing services to all such funds. As of the date hereof, the Fund is the only fund that has entered into a Closed-End Fund Services Agreement with J.P. Morgan.

         AGGREGATE FUND REGULATORY CORE SERVICE FEES:
         -------------------------------------------

         If 1 fund,  aggregate  fees = $60,000.

         If 2 funds,  aggregate  fees = $90,000.

         If 3 or more funds, aggregate fees = $125,000.

OUT-OF-POCKET FEES
-------------------------------------------------------------------------------
OUT-OF-POCKET CHARGES
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

The Fund will reimburse JPMorgan for out-of-pocket expenses incurred on its behalf, as set forth below and in Section 5 of this Agreement.

Custody out-of-pocket charges include, but are not limited to, re-registration charges, scrip fees, ad valorum taxes, and transportation costs for shipment of physical securities. Fund Accounting out-of-pocket charges include, but are not limited to, pricing vendor charges, express mail, archiving, SAS 70 reviews, and printing/copying charges.

Fund Administration out-of-pocket charges include, but are not limited to, travel to Board of Directors meetings (if applicable), overnight courier charges, and printing/copying charges for Board Book materials, Sarbanes-Oxley Act sub-certification process, and CCO Office Support.

Fund Regulatory out-of-pocket expenses include, but are not limited to, SEC filing fees, EDGAR filing fees, Board book materials and supplies, expenses of typesetting and printing of offering circulars, Prospectuses and SAIs for regulatory purposes.
-------------------------------------------------------------------------------

                             FUND SERVICES AGREEMENT

                                   SCHEDULE B
                   GENERAL DESCRIPTION OF FUND ADMINISTRATION
                             AND COMPLIANCE SERVICES



J.P. Morgan's Fund Administration and Compliance Services are designed and intended to address the Fund's routine tax reporting, portfolio compliance and general administration needs. J.P. Morgan will work closely with the Fund's experts, such as its public accountants and legal counsel, with respect to these services.


I.       ROUTINE TAX SERVICES

         A. TAX FILINGS. Working with the Fund's independent public accountants or other professionals, assist with the preparation and filing of (1) the Fund's Federal tax returns on Form 1120 RIC and Form 8613 and (2) such state and local returns as directed by the Fund.

         B. TAX PROVISIONS. Prepare and review fiscal and excise tax provisions.

         C. SUPPLEMENTARY TAX INFORMATION. Prepare for review by the Fund's officers, supplementary information for shareholders' tax purposes as directed by the Fund.

         D. PREPARATION AND REVIEW. To the extent not specifically referred to in A., B. or C. above or II.B below, preparation and review of

             (1) fiscal and excise tax provisions (includes all book/tax adjustments set forth in the Service Level Document);

             (2) Year end re-characterizations, return of capital foreign tax credit and tax-exempt percentage for Form 1099;

             (3)    Year end shareholder reporting requirements;

             (4)    Periodic distributions, if necessary;

             (5)    60-day notice information;

             (6) Quarterly tax-exempt asset test and annual foreign security asset test.

         E. LIQUIDATIONS OR MERGERS. ax preparation and review of all items regarding liquidations or mergers.

         F. SUPPORT. Support financial statement process by preparing and reviewing the following:

             (1)    ROC SOP disclosure;

             (2)    Tax footnote disclosure.

             (3)    60-day notice information


II.      ROUTINE COMPLIANCE

J.P. Morgan will provide assistance to the Fund and its investment adviser with respect to compliance with federal tax and securities laws. Responsibility for such compliance services are subject to the development of a more precise allocation of duties and responsibilities between J.P. Morgan, the adviser and other relevant service providers. In addition, J.P. Morgan's provision of compliance services is designed to assist the Fund and its adviser but is not intended as an assumption by J.P. Morgan of the adviser's fiduciary duties and legal responsibilities to the Fund.

         A. PORTFOLIO COMPLIANCE. Monitor and periodically test the Fund's compliance with such investment restrictions and other regulatory requirements, as may be agreed to between the adviser, J.P. Morgan and the Fund (e.g., issuer or industry diversification, etc.).

         B. TAX COMPLIANCE. Monitor the Fund's status as regulated investment company under Subchapter M of the Internal Revenue Code of 1986 as amended (the "Code"). In furtherance of, and without limiting the generality of the foregoing, periodically test, including on required quarterly testing dates, the Fund's compliance with the requirements of Section 851 of the Internal Revenue Code and applicable Treasury Regulations for qualification as a regulated investment company. These tests shall be performed in a manner that will permit the Fund to take advantage of any applicable cure periods.

         C. POLICIES AND PROCEDURES COMPLIANCE. Assist the investment adviser with monitoring its compliance with Fund Board directives, such as "Approved Issuers Listings for Repurchase Agreements", Rule 17a-7, Rule 17e-1 and Rule 12d3-1 procedures.


III.     REGULATORY AFFAIRS AND CORPORATE GOVERNANCE

         A. AMENDMENTS TO REGISTRATION STATEMENT. Prepare and coordinate with the Fund's counsel post-effective amendments to the Fund's registration statement on Form N-2, as needed, and coordinate with the Fund's financial printer to file such amendments.

         B. BOARD MATERIALS AND MEETINGS. Draft agendas, resolutions and materials for regular quarterly and special Board meetings and draft written consents of the Board. Coordinate the preparation, assembly and mailing of Board materials. Attend Board meetings and draft minutes thereof.

         C. CORPORATE CALENDAR. Maintain a calendar of Board meetings, required SEC filing deadlines and Board approval deadlines.

         D. NOTICES OF ANNUAL MEETINGS AND PROXY STATEMENTS. Assist in the preparation of notices of annual or special meetings of shareholders and proxy materials relating to such meetings. At the direction of the Fund, prepare and coordinate the filing and mailing of the Fund's annual proxy statement.

         E. FIDELITY BONDS AND INSURANCE POLICIES. Assist in obtaining the fidelity bond and directors' and officers'/errors and omissions insurance policies for the Fund in accordance with the requirements of Rule 17g-1 and 17d-1(d)(7) under the 1940 Act as such bond and policies are approved by the Fund's board of directors. Monitor the Fund's assets to assure adequate fidelity bond coverage is maintained.

            All regulatory services are subject to the review and approval of Fund counsel.


IV.      GENERAL ADMINISTRATION

         A. BOARD MATERIALS. Prepare or compile performance and expense information, financial reports, and compliance data and information for inclusion in the Fund's regular quarterly Board meeting materials.

         B. DIVIDEND DISTRIBUTIONS. Calculate dividend distributions in accordance with distribution policies detailed in the Fund's prospectus or Board resolutions. Assist Fund management in making final determinations of distribution amounts.

         C. EXPENSE ACCRUALS. Prepare Fund expense projections, establish accruals and review on a periodic basis, including expenses based on a percentage of average daily net assets (e.g., management, sub-advisory and administrative fees) and expenses based on actual charges annualized and accrued daily (audit fees, registration fees, Trustees' fees, etc.).

         D. EXPENSE PAYMENTS. Arrange, if directed by the appropriate Fund officers, for the payment of the Fund's expenses.

         E. REPORTS TO STATISTICAL SERVICE PROVIDERS. Report Fund performance to five outside statistical service providers on a monthly basis, as directed by Fund management.

         F. REGULATORY EXAMINATIONS. Provide assistance and coordinate communications and data collection, of records and documents held by J.P. Morgan on the Fund's behalf, with respect to regulatory examinations of the Fund, including examination by the SEC staff.

         G. NON-EXECUTIVE OFFICERS. Furnish appropriate non-executive officers for the Fund, such as assistant treasurers and secretaries.

         H. SHAREHOLDER COMMUNICATION. Review and provide assistance on shareholder communications.

         I. CONTRACTUAL SERVICE PROVIDERS. Coordinate contractual relationships and communications between the Fund and its contractual service providers.

         J. OTHER SERVICES. Such other services as the parties hereto may from time to time agree upon in writing.

                             FUND SERVICES AGREEMENT

                                   SCHEDULE C
                     DESCRIPTION OF FUND ACCOUNTING SERVICES



J.P. Morgan shall provide the following accounting services to the Fund:

        A. Maintenance of the books and records for the Fund's assets, including records of all securities transactions as required by Rule 31a-1 under the 1940 Act, and as such rule or any successor rules may be amended from time to time.

        B. Calculation of the Fund's Net Asset Value in accordance with the Prospectus and duly approved valuation policies and procedures and transmission to NASDAQ and to such other entities as directed by the Fund.

        C. Accounting for dividends, capital gains and interest received and distributions made by the Fund.

        D. Coordinate with the Fund's independent auditors with respect to the annual audit, and as otherwise requested by the Fund.

        E. As mutually agreed upon, J.P. Morgan will provide domestic and/or international reports.

        F.  Journalize   investment,   capital  share  and  income  and  expense
            activities.

        G. Verify investment buy/sell trade tickets when received from the investment adviser for the Fund (the "Adviser") and transmit trades to the Fund's custodian (the "Custodian") for proper settlement.

        H. Maintain individual ledgers for investment securities. I. Maintain historical tax lots for each security.

        J. Reconcile cash and investment balances of the Fund with the Custodian, and provide the Adviser with the beginning cash balance available for investment purposes.

        K. Update the cash availability throughout the day as required by the Adviser.

        L. Post to and prepare the Statement of Assets and Liabilities and the Statement of Operations.

        M. Calculate various contractual expenses (e.g., advisory and custody fees).

        N. Monitor the expense accruals and notify an officer of the Fund of any proposed adjustments.

        O. Control all disbursements and authorize such disbursements upon written instructions.

        P.  Calculate capital gains and losses.

        Q.  Determine net income.

        R. Obtain security market quotes from independent pricing services approved by the Adviser, or if such quotes are unavailable, then obtain such prices from the Adviser, and in either case calculate the market value of the Fund's investments.

        S. Transmit or mail a copy of the daily portfolio valuation to the Adviser. T. Compute net asset value.

        U.  As  appropriate,  compute  yields,  total  return,  expense  ratios,
            portfolio  turnover  rate,  and,  if  required,   portfolio  average
            dollar-weighted maturity.

        V.  Review complex corporate actions.